PRESS RELEASE
FOR IMMEDIATE RELEASE

June 19, 2012

MSB FINANCIAL CORP.
DECLARES QUARTERLY CASH DIVIDEND

The Board of Directors of MSB Financial Corp. (Nasdaq Global Market: MSBF) (the “Company”), the parent company of Millington Savings Bank, today announced that the Company will pay a cash dividend of $0.03 per share. The dividend will be payable on July 16, 2012 to shareholders of record, including MSB Financial, MHC, on June 30, 2012.  The quarterly cash dividend of $0.03 per share is the 19th consecutive dividend paid by the Company.

As a result of new regulations recently implemented by the Board of Governors of the Federal Reserve System (commonly referred to as “Regulation MM”), the Company is restricted in its  ability to continue to pay dividends to our public stockholders unless we also pay dividends at the same rate on the 60.79% of the outstanding shares that MSB Financial, MHC owns.  This modification of banking regulations limits MSB Financial, MHC’s right to waive dividends without incurring significant expense associated with meeting all of the requirements for such waiver.   MSB Financial, MHC has elected not to incur such expenses at this time.   Michael A. Shriner, President and Chief Executive Officer of the Company, commented, “Although the Company’s Board of Directors has declared this cash dividend, Regulation MM will require the Board of Directors to re-evaluate the Company’s dividend policy on a quarterly basis.  As a result of such regulatory considerations, the Company can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.  We will continue to work with staff at the Federal Reserve to see if compliance with Regulation MM by MSB Financial, MHC may be done in a manner that will be less costly and cumbersome. ”

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by MSB Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Michael A. Shriner, President
(908) 647-4000